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                                                                       EXHIBIT 5

                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.

                          NATIONSBANK CORPORATE CENTER
                                   SUITE 3350
                             100 NORTH TRYON STREET
                      CHARLOTTE, NORTH CAROLINA 28202-4000
                            TELEPHONE (704) 417-3000
                            FACSIMILE (704) 377-4814

                           _________________, 1996

Board of Directors
DDL Electronics, Inc.
2151 Anchor Court
Newbury Park, California 91320

Dear Sirs:

We are acting as counsel to DDL Electronics, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution and filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") and the offer, issuance and sale pursuant to the Registration Statement of (i) up to 3,800,388 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), by the Selling Shareholders identified in the Registration Statement and (ii) outstanding warrants to purchase up to 1,500,000 shares of Common Stock (the "Offered Warrants") by certain of the Selling Shareholders as described in the Registration Statement. This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In our representation of the Company, we have examined the Registration Statement and the Company's Certificate of Incorporation and Bylaws, each as amended to date, and such other documents as we have considered necessary for purposes of rendering the opinions expressed below. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies of originals.

Based upon the foregoing, we are of the following opinion:

                 1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                 2. The outstanding Shares and the Offered Warrants have been duly and validly issued and are fully paid and nonassessable.
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Board of Directors
DDL Electronics, Inc.
August 16, 1995
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                 3.  The Shares underlying Common Stock purchase warrants have been duly authorized and, when offered, issued and sold in compliance with the Act and in accordance with the terms and conditions of such warrants, will be duly and validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to matters governed by the General Corporation Law of the State of Delaware and the Act.

We hereby consent to the use of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,